Immune Design Announces Program Updates & Portfolio Prioritization for G100 and CMB305

•	G100 development to accelerate in follicular lymphoma and beyond

•	CMB305 to be deprioritized to support focus on G100

•	Cash runway extended into 2021

•	Conference call at 2:00 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, Calif., October 11, 2018 - Immune Design (Nasdaq: IMDZ), an immunotherapy company focused on next-generation therapies in oncology, today announced program updates for its G100 intratumoral TLR4 agonist and CMB305 cancer vaccine programs in development for the treatment of cancer.

The company has completed a portfolio review and determined that, given advances in G100 and its broad potential, new CMB305 data, and existing capital, it should focus on accelerating and expanding the development of G100.

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G100 has a unique mechanism of action that differs from current therapies in lymphoma. It triggers an immune-mediated anti-tumor effect with a favorable safety profile that could position G100 as a pillar of chemo-free regimens for the treatment of lymphomas and beyond.

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Immune Design’s first goal is to develop G100 in combination with pembrolizumab in follicular lymphoma patients who have received three prior lines of systemic therapy. These patients may represent an unmet medical need, which may allow for an accelerated approval path in this indication.

▪	The company will evaluate the clinical activity based on Objective Response Rate (ORR) in an open label setting.

▪	To accelerate enrollment, Immune Design plans to use both an open IND and submit a new IND for this specific unmet medical need population, as requested by the FDA.

▪	The data from both INDs would be combined in a potential BLA filing.

▪	Based on existing ORR data, approximately 100 patients may be required. The final sample size will be adapted depending on the ORR observed in the initial patients.

◦	Given its broad potential reach, Immune Design’s second goal is to evaluate G100 beyond late-stage follicular lymphoma.

▪	Immune Design intends to evaluate G100 in earlier-stage follicular lymphoma patients in combination with rituximab, the backbone treatment for lymphomas in multiple lines of therapy.

▪	The company also plans to explore G100 in combination with other agents in both indolent and aggressive lymphomas that are known to express TLR4.

▪	Finally, the company plans to evaluate the safety and efficacy of G100 in solid tumors, initially through supporting investigator-sponsored studies.

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Based on a recent review of the CMB305 program, including an early analysis of the ongoing Phase 2 study that showed the combination of CMB305 and Tecentriq (atezolizumab) is not likely to show a survival benefit in relapsed synovial sarcoma patients, the company has decided to discontinue the SYNOVATE trial. Immune Design will seek external collaborations to explore the continued development of CMB305 in sarcoma.

This portfolio prioritization and an associated company re-structuring extends Immune Design’s cash runway into 2021, which enables significant potential value creation from the focus on, and expanded development of, G100.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss these program updates.

The live call may be accessed by dialing (844) 266-9538 for domestic callers and (216) 562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the Immune Design website at http://ir.immunedesign.com/events.cfm and will be archived there for 30 days. A telephone replay of the call will be available for five days by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers and entering the conference code 7095731.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a late-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic immune cells to fight cancer and other chronic diseases. CMB305 and G100, the leading product candidates with broad potential in oncology, are based on the company’s two technology platforms that are potent stimulators of the immune system - ZVex® and GLAAS® - the fundamental technologies of which were licensed from the California Institute of Technology and the Infectious Disease Research Institute (IDRI), respectively. Both ZVex and GLAAS also have potential applications in infectious disease and allergy indications, which are being developed through ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, please visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Immune Design’s clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials, the association of data with treatment outcomes, the timing and likelihood of obtaining regulatory approval of Immune Design’s product candidates, the estimated timing of cash remaining to fund operations and the projected value to stockholders. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Media Contact
Julie Rathbun
julie.rathbun@immunedesign.com
206-769-9219

Investor Contact
Sylvia Wheeler
sylvia.wheeler@immunedesign.com
650-392-8318
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